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                     CONSENT OF MORRIS, PICKERING & SANNER




                                                                    Exhibit 23.5


                                 June 26, 2003





Vestin Group, Inc.
RE Investments III, LLC
2901 El Camino Avenue
Las Vegas, NV 89102

         RE: DESERT LAND L.L.C., ET AL. V. OWENS FINANCIAL GROUP, ET AL. (THE "DESERT LAND LITIGATION")

Ladies and Gentlemen:


         I hereby consent to the references to my firm and to the quotation or summarization of the legal opinions I expressed on May 6, 2003, in the form attached to this letter as Exhibit 1, in connection with the Desert Land litigation in the following documents and in all amendments thereto: (i) Vestin Group, Inc.'s filing of its Registration Statement on Form SB-2 in connection with its $500 million subordinated debt offering; (ii) RE Investments III, LLC's filing of its Registration Statement on Form S-11; and (iii) Vestin Group, Inc.'s Financial Statements for the year ended December 31, 2002, as may be reproduced in other Securities and Exchange Commission (the "SEC") filings by Vestin Group, Inc. and its affiliates.



         I also consent to the supplemental furnishing of the April 25, 2003 and May 6, 2003 letter to the SEC in response to SEC comment letters relating to the above-referenced Registration Statements filed on Form SB-2 and Form S-11.



                                               Very truly yours,

                                               MORRIS, PICKERING & SANNER

                                               /s/ Steve Morris
                                               -----------------------------
                                               Steve Morris, Partner
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                                                                       EXHIBIT 1

LITIGATION INVOLVING VESTIN MORTGAGE

         Vestin Group, Vestin Mortgage and Del Mar Mortgage, Inc., ("Del Mar Mortgage"), a company wholly owned by Michael Shustek, the largest shareholder and CEO of Vestin Group, and various affiliates of Vestin Group, are defendants in a civil action entitled "Desert Land, L.L.C. et al. v. Owens Financial Group, Inc. et al." (the "Action"). The Action was initiated by a borrower on various loans arranged by Del Mar Mortgage and/or Vestin Mortgage. On April 10, 2003, the United States District Court for the District of Nevada (the "Court") entered a judgement in the Action for $5.0 million, plus interest accruing from March 26, 2003, jointly and severally against Vestin Group, Vestin Mortgage and Del Mar Mortgage. Judgement was predicated upon the Courts finding that Del Mar Mortgage received an unlawful penalty fee from plaintiffs. Vestin Group and Vestin Mortgage, which did not receive any portion of the penalty fee, were found to be "successors" to Del Mar Mortgage. Vestin Group and Vestin Mortgage dispute this finding.

         Subsequent to April 10, 2003, the Court stayed the execution of the judgement pending the hearing and ruling on post-trial motions filed by the defendants and, accordingly, the Court did not require the defendants to post a bond for the judgement. Management has consulted with its trial legal counsel, Morris, Pickering & Sanner, on the issue. Although the firm cannot predict how the Court will rule on this issue, based on the evidence on the record, applicable law, and what the Judge said when he announced his decision in court at the conclusion of trial, its trial lawyer expressed the opinion that he "would expect the Court to eliminate [Vestin Mortgage and Del Mar Mortgage] as defendants because the 'penalty' fee that [the Court] ordered returned was payable to and received by Del Mar Mortgage, Inc." According to counsel, "the evidence in the record before [the Court] clearly and unequivocally shows that Del Mar Mortgage, Inc. not either or both of the Vestin companies, received the money in issue, which provides a record basis for [the Court] to grant the post trial motion on this point." Accordingly, Vestin Group believes that the judgement will not have any effect on its operating results and financial condition. The defendants are will appeal the ruling by the District Court if the Court does not grant the relief sought in their post-trial motions.